Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Tom Mason – CFO

Centiv, Inc.

847-876-8304

Email:  tmason@centiv.com

Centiv Reports Q3 2003 Results
Instant Impact Revenue Up 172% versus Prior Year

VERNON HILLS, Illinois, November 11, 2003 – Centiv, Inc.  [NASDAQ: CNTV], announced today that third quarter revenues for its Instant Impact™ service rose 172% to $524,000 compared to the same period last year.  Revenue for the Instant Impact service during the nine months ended September 30, 2003 was $1.8 million, or an increase of 316% over the prior year’s revenue of $438,000.

Total Company revenues for the third quarter reflected a decrease of $4.2 million from the same period last year.  The entire revenue decline year-over-year can be attributed to the termination of wholesale computer supplies and services to the Anheuser-Busch (A-B) network of distributors on March 31, 2003.

For the nine months ended September 30, 2003, the Company had total revenues of $5.9 million compared to revenues of $12.1 million during the same period of the prior year.  Sales to A-B and the wholesale distribution network for the nine months ended September 30, 2003 were $4.1 million compared to $11.6 million for the nine months ended September 30, 2002, thereby accounting for $7.5 million drop in revenue year-over-year.

“While the sales of the Instant Impact product line are up strongly over the prior year, we did not see the growth in revenue that we had anticipated for Q3, “ commented John P. Larkin, Centiv’s President and CEO. “The revenue growth from current clients has been slower than we projected and the sales cycle for new customers has been longer than we expected.  However, our clients continue to support our service and its value in their categories, and we are encouraged by the longer term prospects for the business.”

The net loss from continuing operations for the third quarter of 2003 was $644,000 ($0.38 per share) versus a loss of $508,000 ($0.31 per share) for the third quarter of 2002.  For the nine months ended September 30, 2003, the net loss from continuing operations was $1.2 million ($0.73 per share) versus a loss of $913,000 ($0.55 per share) during the same period in 2002.  The increase in the net loss is attributable to lower revenues following the conclusion of the A-B relationship at the end of Q1, 2003.

The Company’s cash position as of September 30, 2003 was $1.4 million.  The cash used in operating activities in Q3 2003 was $553,000, coming primarily from the operating loss excluding depreciation expense. The company is currently evaluating all potential strategic alternatives for supporting the business plan including the sale of some or all of the business of the Company, potential partnerships and/or additional financing.

About Centiv®

Centiv, Inc. [NASDAQ: CNTV], headquartered in Vernon Hills, IL, offers solutions for helping its clients efficiently and effectively manage their temporary point-of-purchase signage processes.  Using Centiv’s Web-based system, Clients gain market flexibility while greatly increasing the effectiveness of their P-O-P spending.  Centiv is a registered trademark in the U.S. Patent and Trademark Office. Additional information regarding Centiv, Inc., may be obtained by contacting Centiv headquarters, 998 Forest Edge Drive, Vernon Hills, IL 60061.  Phone 847-876-8300 or fax 847-955-1269, or visit its website: http://www.centiv.com for a product demonstration.

This press release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements appear in a number of places in this press release and include all statements that are not historical statement of fact.  The words “may”, “would”,  “could”, “will”, “increase”, “expect”, “implement”,  “estimate”, “anticipate”, “believes”, “intends”, “plans”, and similar expressions and variations thereof are intended to identify forward-looking statements.  Investors are cautioned that such statements are not guarantees of future performance and involve various risks and uncertainties, many of which are beyond the Company’s control.  Actual results may differ materially from those discussed in the forward-looking statements as a result of factors described below.  These risks include, but are not limited to, competitive market pressures, material changes in customer demand, availability of labor, the Company’s ability to perform contracts, governmental policies adverse to the computer industry, economic and competitive conditions, and other risks outside the control of the Company, as well as those factors discussed in detail in the Company’s filings with the Securities and Exchange Commission, including “Factors That May Affect Future Results” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

Centiv, Inc.

Condensed Statement of Operations

(Dollars in Thousand)

Unaudited

	Three Months Ended		Nine Months Ended
	9/30/2003	9/30/2002	9/30/2003	9/30/2002

Instant Impact	$524	$193	$1,825	$438
Equipment/Supplies (Anheuser-Busch)	—	4,576	4,065	11,639
Sales	$524	$4,769	$5,890	$12,077

Gross Profit	280	990	1,989	2,910
Gross Profit as a percent of Sales	53%	21%	34%	24%

Selling, general & administration	779	1,393	2,695	3,819
Depreciation	145	146	431	413

Operating Loss	(644)	(549)	(1,137)	(1,322)

Other Income (Expense)	(3)	—	(3)	283
Interest Income (Expense)	3	41	(10)	126

Net Loss from Continuing Ops.	(644)	(508)	(1,150)	(913)

Discontinued Operations (net of tax)	—	—	—	380

Net Loss	$(644)	$(508)	$(1,150)	$(533)

Effect of beneficial conversion feature of preferred stock	—	—	—	(810)

Net Loss attributable to common shareholders	$(644)	$(508)	$(1,150)	$(1,343)

Basic and Diluted Income (Loss) applicable to common shares:
Shares Outstanding (000’s)	1,677	1,661	1,583	1,656

Continuing Operations per share before beneficial conversion feature	$(0.38)	$(0.31)	$(0.73)	$(0.55)
Effect of Beneficial Conversion Feature	—	—	—	(0.49)
Loss from continuing ops. attributable to common shareholders	(0.38)	(0.31)	(0.73)	(1.04)

Discontinued Operations per share	—	—	—	0.23
Net Loss per share	$(0.38)	$(0.31)	$(0.73)	$(0.81)

Centiv, Inc.

Condensed Balance Sheets

(Dollars in Thousand)

	9/30/2003	12/31/2002
	(unaudited)	(audited)
ASSETS

Current Assets:
Cash	$1,448	$1,304
Accounts Receivables	361	1,668
Inventory	18	824
Other Current Assets	473	748
Total Current Assets	2,300	4,544

Property, Plant & Equipment	1,316	1,707
Other Assets	14	137
Total Assets	$3,630	$6,388

LIABILITIES & EQUITY

Current Liabilities:
Accounts Payable	$108	$2,888
Accrued Liabilities	489	733
Deferred Revenue	100	140
Current Liabilities	697	3,761

Deferred Income Tax Liability	162	162
Other Long-term Liabilities	27	—
Convertible Subordinated Debt	—	990

Total Liabilities	$886	$4,913

Shareholder Equity	$2,744	$1,475

Total Liabilities & Equity	$3,630	$6,388

Centiv, Inc.

Cash Flow

(Dollars in Thousand)

	Three Months Ended		Nine Months Ended
	9/30/2003	9/30/2002	9/30/2003	9/30/2002

Net cash provided by (used in) operating activities	$(553)	$(717)	$(1,430)	$(3,026)

Net cash provided by (used in) investing activities	62	22	183	929

Subtotal net cash provided (used) before financing activities	(491)	(695)	(1,247)	(2,097)

Net cash provided by (used in) financing activities	(5)	1,005	1,391	2,286

Net increase (decrease) in cash	(496)	310	144	189